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                         UNI-MARTS, INC.

                   EXECUTIVE ANNUAL BONUS PLAN

I. PURPOSE. The purpose of the Uni-Marts, Inc. Executive Annual Bonus Plan (formerly called the Annual Bonus Plan and hereinafter the "Plan")
is to provide a means whereby Uni-Marts, Inc. (the     "Company") may (i)
provide incentives and rewards to all key    employees of the Company, by
making part of each such individual's pay dependent upon the financial success of the Company, (ii) attract and retain persons of outstanding executive ability as key employees of the Company and motivate such key employees to exert their best efforts on behalf of the Company, and (iii) make the Company's compensation programs competitive with those of other
similar employers.  The "Effective Date" of the Plan was October 1,   1993.
Effective October 1, 1998, the Plan is amended and restated as follows:

II. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of directors of the Company (the "Board"). The Committee shall have full power and authority to interpret the Plan, make factual determinations, and to prescribe, amend and rescind any rules, forms or procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan. All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, all Participants, and any other persons having or claiming an interest hereunder.

III. PARTICIPATION.  For each fiscal year of the Company (the "Plan
Year"), the Committee shall determine, taking into account the recommendati on of the Chief Executive Offic er of the Company, each key employee of the Company who will participate in the Plan
(a "Participant"). In determining whether to recommend that an individual become a Participant under the Plan, the Committee shall take into consideration the key employee's present and potential contribution to the success of the Company and such other factors as the Committee may in its sole discretion deem proper and relevant. The
Committee may determine to recommend that a key employee become a Participant after the beginning of a Plan Year in which case the employee shall first be eligible for an Award for the full quarters commencing immediately after such individual becomes a Participant; in such case, the Award for the Plan Year shall be prorated based on the number of complete quarters during which the Participant was eligible for an Award, but all other terms of the Plan shall apply.

IV.  DETERMINATION OF AWARD.

     4.1 FINANCIAL CRITERIA. As soon as practicable, but in any event within 30 days after the start of each Plan Year, the Committee shall determine the financial criteria which will be the basis for the Awards for such Plan Year and communicate such criteria to all Participants. The financial criteria will be based on earnings per common share ("EPS"), and a schedule will be created that will equate to percentages

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of base salary to be awarded at specified levels of EPS above a threshold level (below that threshold level no bonus will be awarded) and up to a target level of EPS. If EPS exceeds the target level, a further pool shall be created equal to the percentage of the excess specified by the Committee and such amount shall be allocated among the Participants and other levels of officers of the Company in such percentages as were set by the Committee in the schedule. An example of the financial criteria and the method for determining individual Awards based upon that criteria is set forth on Exhbit A hereto. For the purposes of the Plan, EPS shall mean basic earnings per share before extraordinary items and accounting changes as determined under generally accepted accounting principles.

     4.2 CALCULATION OF AWARD. For each Plan Year, the Committee shall calculate the amount of Award based upon the financial criteria set by the Committee and the actual Company financial results for the full Plan Year.

     4.3 ANNOUNCEMENT OF AWARD. Results for each Plan Year will be announced by the Committee to all Participants immediately following the announcement of the Company's financial results for the Plan Year, normally within 30 days following the end of such Plan Year.

V.   PAYMENT OF AWARD

     5.1 ANNUAL AWARDS. The Committee shall authorize Awards to be made for the full Plan Year if the financial criteria have been satisfied for the full Plan Year. Any positive Award shall be paid to each Participant promptly after authorization.

     5.2 WITHHOLDING TAX. Notwithstanding any other provision of this Plan, the Company shall be entitled to withhold from, or in respect of, any Award to be made an amount sufficient to satisfy all federal, state and local tax withholding requirements relating thereto.

VI. TERMINATION OF EMPLOYMENT. If, during a Plan Year, a Participant ceases to be employed by the Company for any reason other than "cause," as determined by the Committee in its sole discretion, the Award payment otherwise due under this Plan, if any, for that Plan Year will be multiplied by the percentage of the Plan Year during which the Participant was in the employ of the Company and such amount shall be paid when all other Award payments are made for that Plan Year.

VII. GENERAL PROVISIONS.

     7.1 TRANSFERABILITY. No Award under this Plan shall be transferred, assigned, pledged or encumbered by the Participant. In the event of a Participant's death during employment with the Company, payments of any unpaid Award(s) shall be made to the Participant's estate.

     7.2 UNFUNDED ARRANGEMENT. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action

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taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant's right to receive an Award shall be no greater than the right of an unsecured general creditor of the Company. All Awards shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.

     7.3 NO RIGHTS TO EMPLOYMENT. Nothing in this Plan, and no action taken pursuant hereto, shall confer upon any Participant the right to continue in the employ of the Company, or affect the right of the Company to terminate the Participant's employment at any time for cause or for no cause whatsoever.

     7.04  ADJUSTMENT FOR NON-RECURRING ITEMS, ETC.   Notwithstanding
anything herein to the contrary, if the Company's financial performance is affected by any event that is of a non-recurring nature, the Committee in its sole discretion may make such adjustments in the financial criteria as it shall determine to be equitable and appropriate in order to make the calculations of Awards, as nearly as may be practicable, equivalent to the calculation that would have been made without regard to such event. In the event of a significant change of the business or assets of the Company under circumstances involving an acquisition or a merger, consolidation or similar transaction, the Committee shall, in good faith, recommend to the Board for approval such revisions to the financial criteria and the other terms and conditions used in calculating Awards for the then current Plan Year as it reasonably deems appropriate in light of any such change.

     7.05 NOTICES. Any notice hereunder to be given to the Company shall be in writing and shall be delivered in person to the Secretary of the Company, or shall be sent by registered mail, return receipt requested, to the Secretary of the Company at the Company's executive offices, and any notice hereunder to be given to the Participant shall be in writing and shall be delivered in person to the Participant, or shall be sent by registered mail, return receipt requested, to the Participant at his last address as shown in the employment records of the Company. Any notice duly mailed in accordance with the preceding sentence shall be deemed given on the date postmarked.

     7.06 APPLICABLE LAW. The Plan shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania.

     7.07 TERMINATION AND AMENDMENT OF THE PLAN. The Board reserves the right to amend, suspend, or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants to receive Awards calculated for a completed quarter.

     7.08  MISCELLANEOUS.

     (a) If the Company shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of

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illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.

     (b) This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.









































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